BDO Dunwoody Chartered Accountants And Consultants	Royal Bank Plaza P.O. Box 32 Toronto Ontario Canada M5J 2J8 Telephone: (416) 865-0200 Telefax: (416) 865-0887

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 24, 2005 relating to the consolidated financial statements of A.C. Technical Systems, Ltd. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Chartered Accountants
Toronto, Ontario
August 30, 2005

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario